EXHIBIT 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:      (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES AGREEMENT WITH

SECURITY CAPITAL ASSURANCE WITH RESPECT TO

PRE-IPO GUARANTEE AND REINSURANCE AGREEMENTS

Also announces:

•      Results for three months ended June 30, 2008

•      Reduction of quarterly dividend to $0.19 per ordinary share and declaration of such dividend

•      Launch of Operational Transformation Program

•      Strategic review of Life Reinsurance Operations

•      Expense initiative to take effect in Q3 2008

•      Changes to Executive Management

HAMILTON, BERMUDA, July 28, 2008 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that XL and certain of its subsidiaries have entered into an agreement (the “Master Agreement”) with Security Capital Assurance Ltd and certain of its subsidiaries (sometimes collectively referred to herein as “SCA”) in connection with the termination of certain reinsurance and other agreements as described below. Certain of the counterparties to credit default swap agreements with SCA are also parties, and others may become parties (at any time on or prior to the closing under the Master Agreement), to the Master Agreement. Such counterparties that are or become party to the Master Agreement are herein called the “Counterparties.”

                    The Master Agreement provides for the payment by XL to SCA of $1.775 billion in cash, the issuance by XL to SCA of eight million Class A Ordinary Shares to be newly issued by XL and the transfer by XL of all of the shares it owns in SCA (representing approximately 46% of SCA’s issued and outstanding shares) (the “SCA Shares”) to a trust. This consideration will be made in exchange for, among other things, the full and unconditional:

  commutation of the Third Amended and Restated Facultative Quota Share Reinsurance Treaty, effective July 1, 2006, between XL Financial Assurance Ltd. (“XLFA”) and XL Capital Assurance

Inc. (“XLCA”), and all individual risk cessions thereunder, as a result of which the guarantee by XL subsidiary XL Insurance (Bermuda) Ltd (“XLIB”) of XLFA’s obligations to XLCA thereunder (the “XLFA Guarantee”) will no longer have any force or effect;

  commutation of the Excess of Loss Reinsurance Agreement, executed on October 3, 2001, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA (the “Excess of Loss Agreement”);

  commutation of the Second Amended and Restated Facultative Master Certificate, effective March 1, 2007, pursuant to which XL Re America, Inc. (“XLRA”) agreed to reinsure certain liabilities of XLCA, and all individual risk cessions thereunder (the “XLRA Master Facultative Agreement”);

  commutation of the Facultative Quota Share Reinsurance Agreement, effective August 17, 2001, as amended by Amendment No. 1 to such agreement, dated as of August 4, 2006, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA and all individual risk cessions thereunder;

  commutation of the Adverse Development Reinsurance Agreement, dated as of August 4, 2006, between XLCA and XLRA, and the Indemnification Agreement, dated as of August 4, 2006, between XLFA and XLIB; and

  termination of certain indemnification and services agreements between XL and SCA.

                    After giving effect to the closing of the Master Agreement, $64.6 billion of the Company’s total net exposure (which was $65.7 billion as at June 30, 2008) under reinsurance agreements and guarantees with SCA subsidiaries will be eliminated.

                    Pursuant to the terms of the Master Agreement, SCA will be required to use commercially reasonable efforts to commute the agreements that are the subject of the Company’s guarantee of XLCA’s obligations under certain financial guarantees issued by XLCA to European Investment Bank (the “EIB Policies”), subject to certain limitations. In the event such commutations are not completed by the closing of the Master Agreement, XL’s exposures relating to the EIB Policies (which relate to project finance transactions) as of June 30, 2008 would be approximately $1.1 billion.

                    The Company expects to record a charge of between $1.4 billion and $1.5 billion in respect of the Master Agreement in the quarter ending September 30, 2008.

                    It is expected that the SCA Shares will be transferred at closing of the Master Agreement into a trust for the benefit of XLFA and/or XLCA until such time as an agreement between XLCA and the Counterparties is reached, and thereafter the trust will act for the benefit of the Counterparties. To the extent that the required regulatory approvals for the transfer are not received prior to such closing, the SCA Shares will be deposited into escrow pending the transfer. Upon any such deposit into escrow, XL will irrevocably disclaim any and all voting, economic or other rights with respect to the SCA Shares.

                    As part of the transaction, the Counterparties will provide releases to XL and SCA.

                    The Company and SCA have obtained approval from the New York State Insurance Department for the Master Agreement and each of the commutations to which XLRA or XLCA is a party. SCA has also obtained applicable approvals from the Bermuda Monetary Authority, the Delaware Insurance Department and other regulators.

                    In addition to customary closing conditions, the Master Agreement is conditioned on the commutation by SCA of the Amended and Restated Master Facultative Reinsurance Agreement, dated November 3, 1998, between Financial Security Assurance, Inc. (“Financial Security”) and XLFA, and all individual risk cessions thereunder. As a result of this commutation, XL’s guarantee of XLFA’s obligations thereunder (“Financial Security Guarantee”) will no longer have any force or effect. SCA announced today that it has entered into an agreement with Financial Security to commute such agreement simultaneously with the closing of the Master Agreement.

                    The closing is also conditioned upon the termination of eight Merrill Lynch International (“Merrill Lynch”) asset backed security collateralized debt obligation credit default swaps entered into between Merrill Lynch and SCA. SCA announced today that it has entered into an agreement with Merrill Lynch to terminate such agreements simultaneous with the closing of the Master Agreement.

                    The closing of the Master Agreement is also conditioned upon the successful completion of XL’s capital raise (as described below). The closing of the transactions contemplated by the Master Agreement is expected to take place in early August 2008 and concurrently with the closing of the capital raise discussed below. The parties may choose to terminate the Master Agreement if the closing does not occur by August 15, 2008.

                    In order to fund the payments described above, XL separately announced today that it currently plans to sell approximately $2.5 billion of securities in a combination of ordinary shares and equity security units pursuant to the Company’s existing shelf registration statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares or equity security units.

Other Transactions

                    XL also intends to (i) exercise the put option under its Mangrove Bay contingent capital facility entered into in July 2003 resulting in net proceeds to the Company of approximately $500 million in exchange for the issuance by the Company of 20,000,000 Series C Preference Ordinary Shares and (ii) upon XL’s completion of its capital raise (as discussed above) and the closing of the transactions contemplated by the Master Agreement, redeem X.L. America, Inc.’s outstanding $255.0 million 6.58% Guaranteed Senior Notes due April 2011. In connection with this redemption, the Company expects to record an additional charge of approximately $21.8 million in the quarter ending September 30, 2008.

Second Quarter Results

                    For the quarter ended June 30, 2008, XL recorded net income available to ordinary shareholders of $237.9 million as compared to $544.5 million for the quarter ended June 30, 2007 and “net income excluding realized gains and losses”1 of $266.2 million as compared to $526.3 million in the prior year quarter. The key elements are as follows:

  A solid underwriting performance with gross written premiums for the quarter of $1,947.5 million, a reduction of 12.7% from the prior year quarter which included gross written premiums of $52.0 million from SCA. Gross written premiums for the current quarter included $1,388.8 million from the Insurance segment and $397.5 million from the Reinsurance segment compared with $1,417.9 million and $526.3 million, respectively, in the prior year quarter. The loss ratio for the quarter was 62.2% with a combined ratio of 92.3% as compared to 56.9% and 86.3%, respectively, in the prior year quarter. The results for the current quarter benefited from favorable prior year development of $182.6 million but were adversely affected by $98.1 million of natural catastrophe losses. In the prior year quarter there was favorable prior year development of $124.1 million offset in part by $30.0 million of natural property catastrophe losses. Further details of the performance of the operating segments are set out below.

  A charge of $82.4 million arising from guarantee and reinsurance agreements with SCA. This was comprised of $22.7 million in respect of the XLRA Master Facultative Agreement, $3.7 million for the unwinding of the discounted loss reserves in respect of the Excess of Loss Agreement and $56.0 million in respect of the XLFA Guarantee.

  A contribution of $28.2 million from the Life Operations segment and a contribution of $6.2 million from the Other Financial Lines segment compared with contributions of $24.7 million and $6.8 million, respectively, in the prior year quarter.

  Net investment income from P&C operations, excluding investment income from structured products, was $298.1 million as compared to $323.0 million in the prior year quarter. Net investment income from P&C structured products was $25.1 million as compared to $31.0 million in the prior year quarter. Both reductions were caused principally by lower average

1

Defined as net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of XLFA, herein referred to as “net income excluding net realized gains and losses.” “Net income excluding net realized gains and losses” is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income (loss) excluding net realized gains and losses to net income available to ordinary shareholders.

yields for the period. There was a net loss of $20.4 million from investment affiliates as compared to a profit of $67.0 million in the prior year quarter and net income from investment manager affiliates of $1.7 million compared to $43.9 million in the prior year quarter. Both results reflected the difficult market conditions during the period.

  Net income from financial and operating affiliates, excluding the SCA related charges noted above, was $11.7 million as compared to a loss of $2.2 million in the prior year quarter.

  There were net realized gains of $2.0 million in the quarter arising from the Company’s investment portfolio including a charge of $47.7 million for other than temporary impairments. In the prior year quarter, XL recorded net realized gains of $18.3 million. The 2007 total included a gain of $81.3 million on the sale by XL of shares of SCA.

  Operating expenses for the quarter were $298.3 million as compared to $306.6 million in the prior year quarter. The expense for the current quarter was lower than the prior year quarter principally due to the inclusion in the prior year quarter of $19.5 million of expenses relating to SCA from the time that it was a subsidiary. The underlying increase in operating expenses was caused principally by $17.0 million arising from the US Dollar being weaker than in the prior year quarter, professional fees of $10.9 million incurred in connection with the Company’s negotiations with SCA and $9.5 million of expenses from the XL GAPS business that was acquired in the fourth quarter of 2007. These items were offset in part by lower accruals for performance based compensation.

                    For the first half of 2008, net income available to ordinary shareholders was $449.7 million as compared to $1,094.3 million in the prior year period. “Net income excluding net realized gains and losses” for the same period was $543.1 million compared to $1,066.3 million in the prior year period.

                    The Company’s ordinary shareholders’ equity at June 30, 2008 was $7.77 billion, a reduction of $486.2 million from $8.26 billion at March 31, 2008. This reduction reflected the net income for the quarter offset by an increase of $686.3 million in unrealized losses within the investment portfolio, caused principally by interest rate increases in the quarter. Further details on the Company’s investment portfolio are set out in the Company’s Second Quarter Financial Supplement and Second Quarter Structured Credit Data presentations that are available on the Company’s website at www.xlcapital.com. Book value per ordinary share at June 30, 2008 was $43.39.

                    The annualized return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses,” was 13.3% for the quarter as compared to 21.3% in the prior year quarter.

Segment Highlights – Second quarter 2008 versus second quarter 2007

          Insurance

                    Gross and net premiums written decreased by 2.1% and 1.8%, respectively, during the three months ended June 30, 2008 compared with the three months ended June 30, 2007. Gross premiums written decreased as a result of continued decreases in premium rates across most lines of business as market conditions continued to soften, selective non-renewals and decreases in new business within certain specialty lines including professional, environmental and aerospace lines of business. To date, the Company has seen limited lost renewals from recent rating actions, largely limited to U.S. professional lines as noted above. Partially offsetting these decreases was growth in certain lines of business where the Company has expanded its operations recently and favorable foreign exchange rate movements of $43.1 million. Net premiums written decreased as a result of the factors noted above affecting gross premiums written.

                    Net premiums earned decreased by 3.3% in the three months ended June 30, 2008 compared with the three months ended June 30, 2007. The decrease resulted primarily from the earn-out of overall lower net premiums written in the past twelve months, including decreases in professional, aerospace, programs and marine lines of business, partially offset by growth in excess and surplus lines as well as certain property lines of business.

                    The loss ratio was 64.2% and the combined ratio was 94.0% compared to 62.6% and 90.6%, respectively, in the prior year quarter. The current quarter results included favorable prior year development of $99.7 million (or 9.8 loss ratio points) and $59.9 million (or 5.9 loss ratio points) from natural catastrophe loss activity in the quarter. The prior year quarter included $43.7 million (or 4.2 loss ratio points) of favorable prior year releases and $20.0 million (or 1.9 loss ratio points) from natural catastrophe loss activity. In addition, the 5 point increase in standard professional lines loss ratio initiated in the first quarter of 2008 related to sub-prime loss activity on the 2008 report year had a 1.3 point impact on the segment loss ratio in the second quarter of 2008.

Reinsurance

                    Gross and net premiums written during the three months ended June 30, 2008 decreased by 24.5% and 31.2%, respectively, as compared to the second quarter in 2007. These decreases resulted from softening market conditions and the Company declining certain business where market rates were below the Company’s acceptable underwriting return levels, together with increased retentions by clients. For the three months ended June 30, 2008, premium rate decreases were most significant in non-U.S. property lines of business as well as U.S. casualty lines. Up to June 30, 2008 the negative impact on gross premiums written as a result of rating agency actions was limited. Since that date, some ceding companies have taken actions placing limitations on the amount of new and/or renewal business that they will cede to us. The overall impact of these actions has, to date, been limited. The Company anticipates that many of these companies will remove these limitations after the Master Agreement closes and our financial strength ratings are clarified. Net premiums written reflect the above changes in gross premiums written combined with a reduction in ceded premiums in the three months ended June 30, 2008 as compared to the same period in 2007. Ceded premiums written decreased as a result of property catastrophe cessions to Cyrus Re II in 2008 being 10% as compared to cessions of 35% to Cyrus Re throughout 2007. This reduction has been offset by ceded premiums totaling $23.3 million associated with the purchase of additional catastrophe loss protection including industry loss warranty covers in the second quarter of 2008.

                    Net premiums earned in the second quarter of 2008 decreased 18.0% as compared to the second quarter of 2007. This decrease was a reflection of the overall reduction of net premiums written over the last 24 months, partially offset by the impact of favorable foreign exchange rate movements.

                    The loss ratio was 58.1% and the combined ratio was 89.0% in the three months ended June 30, 2008 compared to 46.8% and 78.4%, respectively, in the prior year quarter. The current quarter results included favorable prior year development of $82.9 million (or 16.9 loss ratio points) and $38.2 million (or 7.8 loss ratio points) from natural catastrophe loss activity in the quarter. Additionally, there was $14.6 million (or 3.0 loss ratio points) of activity arising from certain property risk and catastrophe losses impacting three structured products transactions. The prior year quarter included $80.4 million (or 13.4 loss ratio points) of favorable prior year releases and $10.0 million (or 1.7 loss ratio points) from natural catastrophe loss activity.

Life Operations

                    Gross written premiums for the life operations was $161.2 million during the three months ended June 30, 2008 as compared to $235.0 million in the prior year quarter, which included a single premium for $94.6 million. The contribution for the quarter was $28.1 million as compared to $24.7 million in the prior year quarter, the increase arising principally from higher investment income, caused in part by foreign exchange rate fluctuations.

Other Financial Lines

                    The other financial lines segment recorded a contribution of $6.2 million during the three months ended June 30, 2008 as compared to a contribution of $6.8 million in the prior year quarter. During the quarter, $778 million of funding agreements matured and the outstanding deposit liabilities in respect of this business at June 30, 2008 were $1,058 million. The lower income in the quarter arising from lower underlying balances was offset mostly by reduced operating expenses.

                    In the prior year quarter, SCA was a separate segment until the effective date of the secondary sale by XL of shares in SCA. This sale reduced XL’s interest in SCA from 63% to 46% and, following that sale, SCA was accounted for as an affiliate rather than as a consolidated subsidiary. The contribution from SCA as a subsidiary in the prior year quarter was $14.4 million. The income statement impact of all transactions with SCA subsequent to the June 6, 2007 sale have been included in “net (loss) income from operating affiliates.”

Dividend Reduction and Declaration of Dividend

                    The Company also announced that the Board of Directors has approved a reduction in the quarterly dividend payable on the Company’s Class A Ordinary Shares to $0.19 per ordinary share beginning with the next quarterly dividend. In line with that reduction, the Board of Directors declared a quarterly dividend of $0.19 per ordinary share payable on September 30, 2008 to ordinary shareholders of record as of September 12, 2008.

                    The Company also announced that the Board of Directors declared a dividend on the Company's Series E Perpetual Non-Cumulative Preference Shares (“Preference Shares”) of $0.3250 per share payable on October 15, 2008 to Preference Shareholders of record on October 14, 2008. The aggregate dividend amount payable on the Preference Shares is $32.5 million.

Ratings

                    Based on the above announcement as relating to the Master Agreement and the Company’s planned concurrent capital raise, if successful, it is management's expectation that the Company’s financial strength and debt ratings will ultimately be affirmed at their current levels, though the Company does expect that some of the rating agencies will maintain or assign a ‘negative’ outlook to XL.

Operational Transformation

                    The Company also announced the launch of a five-year operational transformation program for XL Insurance.

                    The transformation of XL Insurance’s operating systems will result in the consolidation of multiple business processes and technology systems into a unified global architecture. In addition, the transformation will enhance key business functions through advanced technology for global claims, new underwriting and policy administration for most U.S. policy volume, strategic and operational management information, technical accounting and reinsurance administration.

                    Accenture, the global management consulting, technology services and outsourcing company, will provide business consulting and technological services under a multi-year contract.

Other Actions

                    Commenting on these developments, XL’s Chief Executive Officer Michael S. McGavick said: “When I joined XL less than three months ago, I said my three primary areas of focus would be to resolve SCA, enhance Enterprise Risk Management and pursue stable ratings from our rating agencies. From the actions above, I believe you can see that we have delivered on the commitment to put the SCA overhang firmly behind us and this will allow us to emphasize again XL’s world class reputation as an insurer and reinsurer. The transactions contemplated by the Master Agreement eliminates more than 98% of the exposure from SCA and the remainder is likely to be eliminated. Even if this remainder is not eliminated, these residual contracts are performing well and we have not been advised of any losses to SCA under these contracts.

                    As part of our efforts to refocus XL on our property and casualty roots, we are also exploring strategic opportunities related to our Life Reinsurance operations. This review, along with the appointment of a new Chief Enterprise Risk Officer, which I hope to announce shortly, forms part of our enhanced commitment to risk management. The capital raise we have announced separately reflects my desire to maintain a capital cushion with each of the major rating agencies allowing us to focus exclusively on our core P&C Insurance and Reinsurance businesses. Our investment in our operational transformation program is also critical to achieving our growth aspirations and continuing to deliver value to our customers and shareholders. It matches our commitment to maintaining our position as a global commercial insurance leader by continuing to deliver the quality coverage products and services long associated with the XL brand.”

                    Mr. McGavick continued. “Further, given the softening market conditions, we will take actions during the remainder of 2008 to eliminate between $110 million and $120 million from XL’s run rate operating expenses from 2009 onwards, reducing XL’s expense base by approximately $70 million from 2008 levels. As a result of this we expect to record a charge of between $50 million and $60 million in the remainder of 2008. This expense reduction will involve all parts of the organization geographically but the primary emphasis will be on streamlining corporate functions. This will be achieved through job eliminations, increased outsourcing and the cessation of certain projects and activities.”

Executive Management Changes

                    The Company also announced some Executive Management changes.

                    Henry Keeling, Executive Vice President and Chief Operating Officer, will retire from the Company effective August 1, 2008. As a result of Henry’s decision to retire, the role of the Chief Operating Officer will be eliminated. Mike commented: “Regrettably Henry has decided to retire. Henry has driven our successful dual platform strategy in our P&C businesses as well as leading our Life Reinsurance business. He has made a significant contribution in many parts of the organization since he joined the XL group in 1993. The Board of Directors and all of Henry’s XL colleagues appreciate his leadership and commitment throughout his tenure at XL, but in particular through these recent challenging times.”

                    Michael “Spike” Lobdell will leave his current position of Executive Vice President and Chief Executive of Global Business Services, effective August 31, 2008.

                    Mike McGavick thanked Spike for his commitment and leadership to Global Business Services, commenting: “The decision Spike and I came to to realign the majority of Global Business Services within the business operations means that the current executive structure will no longer be required. Spike has led this area through significant change over the past two years and I want to thank him for his leadership and selflessness.”

                    In addition, Fiona Luck, Executive Vice President and Chief of Staff, will become Special Advisor to the CEO, based in Bermuda and London and with a reduced time commitment. She will step down from her current role and the senior leadership group on August 1, 2008, at which time the role of Chief of Staff will be eliminated. Mike commented: “I look forward to having continued access to Fiona’s knowledge and expertise as I work with my new senior leadership group.”

                    Mr. McGavick also announced that Susan Cross, Global Chief Actuary, will join the senior leadership group with immediate effect.

                    Mr. McGavick concluded: “Each of these management changes are occurring for different reasons, but XL has great bench strength which I am determined to retain. To do so and to motivate success, we will make a limited number of targeted option awards. Options awarded to the most senior executives will have a performance vesting feature. I have complete confidence that our new streamlined leadership will deliver on our refined strategy. Indeed, I believe all of our actions today will reinforce the confidence of our customers and investors in the strength of our underlying businesses which continue to perform strongly.”

#    #    #

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the risk that the transactions described above are not completed for any reason; (b) greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans; (c) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (d) trends in rates for property and casualty insurance and reinsurance; (e) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets including, but not limited to, further market developments relating to sub-prime and residential mortgages; (f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; (g) changes in the size of XL’s claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and (h) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Six Months Ended
Income Statement Data:	June 30		June 30
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Revenues:
Gross premiums written :
- P&C operations	$1,786,231	$1,944,186	$4,487,125	$4,898,478
- Life operations	161,251	234,961	396,209	448,236
- Financial operations	-	52,025	-	156,983

Net premiums written :
- P&C operations	1,359,467	1,504,533	3,496,020	3,902,540
- Life operations	150,933	224,487	375,146	427,425
- Financial operations	-	45,720	-	130,445
Net premiums earned :
- P&C operations	1,508,787	1,651,149	3,061,567	3,248,820
- Life operations	172,935	239,853	332,517	386,847
- Financial operations	-	39,303	-	85,682
Net investment income	440,352	567,215	939,581	1,120,307
Net realized gains (losses) on investments	2,040	18,296	(100,211)	27,588
Net realized and unrealized gains on derivative investments	8,124	9,188	52,806	16,929
Net (loss) income from investment affiliates	(20,435)	67,043	(8,636)	185,979
Fee and other income	12,796	4,649	21,087	7,986
Total revenues	$2,124,599	$2,596,696	$4,298,711	$5,080,138
Expenses:
Net losses and loss expenses incurred	$938,585	$941,948	$1,939,478	$1,936,735
Claims and policy benefits	209,725	279,100	406,024	467,443
Acquisition costs	246,237	298,021	512,534	557,972
Operating expenses	298,298	306,552	562,122	587,055
Exchange losses	7,936	22,600	75,681	46,169
Interest expense	65,441	164,695	189,553	307,486
Amortization of intangible assets	420	420	840	840
Total expenses	$1,766,642	$2,013,336	$3,686,232	$3,903,700

Net income before minority interest, income tax
and net income from operating affiliates	$357,957	$583,360	$612,479	$1,176,438

Minority interest in net income of subsidiary	-	9,096	-	23,994
Income tax	51,205	61,288	81,907	134,043
Net loss (income) from operating affiliates	68,901	(41,639)	48,348	(98,721)

Net income	$237,851	$554,615	$482,224	$1,117,122
Preference share dividends	-	(10,080)	(32,500)	(22,869)
Net income available to ordinary shareholders	$237,851	$544,535	$449,724	$1,094,253

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
Income Statement Data (continued) :	June 30		June 30
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Weighted average number of ordinary shares
and ordinary share equivalents :
Basic	176,655	178,378	176,453	178,650
Diluted	176,910	181,613	176,946	180,570

Per Share Data :
Net income available to ordinary shareholders	$1.34	$3.00	$2.54	$6.06

Ratios – P&C operations :
Loss ratio	62.2%	56.9%	63.3%	59.6%
Expense ratio	30.1%	29.4%	29.6%	28.6%

Combined ratio	92.3%	86.3%	92.9%	88.2%

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	June 30, 2008	December 31, 2007
	(Unaudited)

Total investments available for sale	$31,042,720	$36,265,803

Cash and cash equivalents	3,704,249	3,880,030

Investments in affiliates	2,401,799	2,611,149

Unpaid losses and loss expenses recoverable	4,129,001	4,697,471

Total assets	52,079,962	57,762,264

Unpaid losses and loss expenses	22,955,473	23,207,694

Deposit liabilities	2,956,423	7,920,085

Future policy benefit reserves	6,904,505	6,772,042

Unearned premiums	5,355,644	4,681,989

Notes payable and debt	2,869,230	2,868,731

Total shareholders’ equity	8,769,193	9,948,142

Fully diluted book value per ordinary share	43.39	50.29

Basic book value per ordinary share	43.39	50.30

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of XL Financial Assurance Ltd. 2 (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and six months ended June 30, 2008 and 2007 (U.S. dollars in thousands, except per share amounts):

2	Defined as “net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax.”

	Three Months Ended
	June 30
	(Unaudited)
	2008	2007
		(Note 2)
Net income available to ordinary shareholders	$237,851	$544,535
Net realized (gains) losses on investments, net of tax	(2,590)	(21,524)
Net realized and unrealized (gains) losses on investment
derivatives, net of tax	(5,695)	(19,655)
Net realized and unrealized losses (gains) on credit and
structured financial derivatives, net of tax	1	12,885
Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company operating
affiliates	(1,416)	10,051
Net change in value of credit derivatives in respect of
reinsurances of SCA Group Companies	(17,946)	-
Charge in respect of guarantee issued to XLCA	56,000	-
Net income excluding net realized gains and losses (Note 1)	$266,205	$526,292

Per ordinary share results:
Net income available to ordinary shareholders	$1.34	$3.00
Net income excluding net realized gains and losses (Note 1)	$1.50	$2.90
Weighted average ordinary shares outstanding:
Basic	176,654,613	178,378,342
Diluted	176,909,594	181,612,516
Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$8,012,272	$9,899,797

Net income excluding net realized gains and losses (Note 1)	$266,205	$526,292

Annualized net income excluding net realized gains and losses
(Note 1)	$1,064,820	$2,105,168
Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses (Note 1)	13.3%	21.3%

Note 1 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Note 2: Certain amounts in 2007 have been reclassified to conform with the current period presentation.

	Six Months Ended
	June 30
	(Unaudited)
	2008	2007
		(Note 2)
Net income available to ordinary shareholders	$449,724	$1,094,253
Net realized losses (gains) on investments, net of tax	95,787	(34,566)
Net realized and unrealized (gains) losses on investment
derivatives, net of tax	(39,815)	(24,349)
Net realized and unrealized losses (gains) on credit and
structured financial derivatives, net of tax	58	24,295
Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company operating
affiliates	(736)	6,666
Net change in value of credit derivatives in respect of
reinsurances of SCA Group Companies	(17,946)	-
Charge in respect of guarantees issued to XLCA	56,000	-
Net income excluding net realized gains and losses (Note 1)	$543,072	$1,066,299

Per ordinary share results:
Net income available to ordinary shareholders	$2.54	$6.06

Net income excluding net realized gains and losses (Note 1)	$3.07	$5.91
Weighted average ordinary shares outstanding:
Basic	176,452,730	178,650,115
Diluted	176,945,794	180,569,702
Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$8,358,668	$9,809,106

Net income excluding net realized gains and losses (Note 1)	$543,072	$1,066,299

Annualized net income excluding net realized gains and losses
(Note 1)	$1,086,144	$2,132,598
Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses (Note 1)	13.0%	21.7%

Note 1 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, Note 2: Certain amounts in 2007 have been reclassified to conform with the current period presentation.

Comment on Regulation G

                    This press release contains the presentation of (i) net income (loss) excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates and charges in respect of guarantees issued to cedents of XL Financial Assurance Ltd. and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

                    XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

                    Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and those of SCA and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

                    In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

                    Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd to cedents of XL Financial Assurance Ltd., a subsidiary of SCA, are excluded as these contracts were capital in nature and outside the scope of the Company’s underlying business.

                    In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

                    Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).